Exhibit 5.1

801 California Street Mountain View, CA 94041	650.988.8500 Fenwick.com

February 18, 2021
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054
Ladies and Gentlemen:
We deliver this opinion with respect to certain matters in connection with the offering by Chegg, Inc., a Delaware corporation (the “Company”), of up to (1) 10,974,600 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (2) 300,000 shares of the Common Stock (the “Selling Stockholder Shares”) held by a selling stockholder (the “Selling Stockholder”) pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of July 18, 2021, between the Company, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Allen & Company LLC, as the representatives of the several underwriters named in Schedule II thereto and a certain stockholder of the Company named in Schedule I thereto. The Shares were registered pursuant to an automatic shelf Registration Statement on Form S-3 (File No. 333-253150) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 16, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus dated February 16, 2021 included therein, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus”). The offering of the Shares by the Company and the Selling Stockholder Shares by the Selling Stockholder pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement is referred to herein as the “Offering.”
In connection with our opinion expressed below we have examined originals or copies of the Underwriting Agreement, the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”) and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws” and, together with the Restated Certificate, as each may be amended, modified or restated, the “Charter Documents”), certain minutes and consents of the Company’s board of directors (the “Board”) or a committee or committees thereof and the Company’s stockholders relating to the Registration Statement, the Charter Documents, the Offering, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. In giving our opinion, we have also relied upon a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.
In our examination of documents we have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all such

Chegg, Inc.

February 18, 2021
documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of any laws other than the existing laws of the Delaware General Corporation Law.
In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, any change in actions of the Board or the Company’s stockholders, or any amendments to the Charter Documents, and (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Shares subsequent to the date hereof and the compliance by the Company with the terms of such Shares will not result in a violation of any provision of any of the Charter Documents or of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.
Based upon the foregoing, we are of the following opinion: (1) the up to 10,974,600 shares of Common Stock to be issued by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and the Finance Committee of the Board, such Shares will be validly issued, fully paid and nonassessable; and (2) the up to 300,000 shares of Common Stock, to be sold by the Selling Stockholder, are validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the Offering, and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
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Chegg, Inc.

February 18, 2021
This opinion is intended solely for use in connection with the issuance and sale of the Shares and the Selling Stockholder Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this opinion, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP